Exhibit 10.45

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

        This Agreement of Purchase and Sale and Joint Escrow Instructions dated August 31, 2007 ("Agreement") is entered into by and between Ensign Bellflower LLC, a Nevada limited liability company, ("Ensign"), Trousdale Health Holdings LLC, a Nevada limited liability company ("Trousdale"), and Moenium Holdings LLC, a Nevada limited liability company ("Moenium", and together with Ensign and Trousdale, collectively, jointly, and severally, the "Buyer"), and Health Care Investors III, a California general partnership ("HCI") and Health Care Property Investors, Inc., a Maryland corporation dba in Arizona as HC Properties, Inc. ("HCPI", and together with HCI, collectively, jointly and severally, the "Seller").

Background:

        A.    Seller owns the skilled nursing facilities and the underlying real properties located at (i) 9028 Rose Street, Bellflower, California 90706, commonly known as the Rose Villa Healthcare Center (the "Bellflower Property"), (ii) 9300 Telegraph Road, Downey, California 90240, commonly known as Brookfield Healthcare Center (the "Downey Property"), and (iii) the assisted living community and the underlying real property located at 262 East Brown Road, Mesa, Arizona 85201, commonly known as the Grand Court of Mesa (the "Mesa Property"). The Mesa Property, the Bellflower Property, and the Downey Property, are each individually referred to as the "Real Property", and collectively as the "Real Properties").

        B.    Buyer, and its affiliates, have been occupying and operating the facilities located at each Real Property since February 1, 2003, pursuant to that certain Master Lease Agreement dated January 31, 2003, between Seller, as Landlord, and Moenium as Tenant (as amended, the "Lease"), and various subleases between Moenium, as Sublandlord and Buyer's affiliates, as Subtenants; and

        C.    Seller and Buyer wish to enter into this Agreement in order to set forth the definitive terms and conditions upon which Buyer will purchase and Seller will sell the Real Properties and certain assets located therein and used in connection with the operation thereof.

        Now, therefore, Buyer and Seller (individually, "Party," and collectively, "Parties") hereby agree between themselves and instruct Chicago Title (in its capacity as escrow holder under this Agreement), as follows:

1.    Definitions.    In addition to any other terms defined elsewhere in this Agreement, the terms defined in this Section 1 and in the Glossary of this Agreement shall have the meanings set forth in this Section and in the Glossary, respectively. Buyer and Seller agree that this Section and the Glossary contain substantive agreements between the Parties and do not merely contain definitions.

        1.1   "Closing Date" shall mean 8:00 a.m., pacific standard time, September 7, 2007; provided, however, Buyer shall have the one time right to extend such date upon written notice delivered to Seller and Escrow no later than September 7, 2007, to a mutually agreeable closing date no later than December 31, 2007.

        1.2   "Contingency Expiration Date" shall mean 5:00 p.m., pacific standard time, September 5, 2007.

        1.3   "Deposit" shall mean Six Hundred Thirty Five Thousand Dollars and Zero Cents ($635,000.00).

        1.4   "Escrow" shall mean Escrow Holder's escrow number                         .

        1.5   "Opening of Escrow" shall mean the date on which a fully executed original or copy of this Agreement is delivered to Escrow Holder by Buyer or Seller. Escrow Holder shall promptly notify the

Parties of the date of the Opening of Escrow. The date set forth in such notice shall be conclusive and binding upon the Parties, absent manifest error.

        1.6   "Property" shall mean all of Seller's right, title and interest, if any, in and to the Real Properties, and the Personal Property therein.

        1.7   "Purchase Price" shall mean Twelve Million Seven Hundred Thousand Dollars ($12,700,000.00), which is allocated as follows: (a) Two Million One Hundred Thousand Dollars ($2,100,000.00) for the Bellflower Property; (b) Three Million Three Hundred Twenty Thousand Dollars ($3,320,000.00) for the Downey Property; (c) Seven Million Two Hundred Eighty Thousand Dollars ($7,280,000.00) for the Mesa Property.

        1.8   "Title Company" shall mean Chicago Title Insurance Company (in its capacity as the title insurer under this Agreement) (i) for the Mesa Property, the title office located at 1201 S. Alma School Road, #6550, Mesa, Arizona 85210 (Attention Alan Costley whose phone number is 480-969-3645 and fax number is 480-827-9685), and (ii) for the Bellflower and Downey Properties, the title office located at 917 Glenneyre, Laguna Beach, CA 92651 (Attention Debbi Faber whose phone number is 949-494-7531 and fax number is 949-497-5106), or another title insurance company that Seller may elect to issue the Title Policy.

2.    Purchase and Sale.    Seller hereby agrees to sell and Buyer hereby agrees to purchase the Property on the terms and conditions set forth in this Agreement.

3.    Purchase Price.

        3.1    Payment.    The price and consideration to be paid by Buyer to Seller for the Property shall be the Purchase Price. Buyer shall pay the Purchase Price to Seller as follows:

          3.1.1    Deposit.    Concurrent with Buyer's execution of this Agreement, Buyer shall deliver to Escrow Holder the Deposit in Cash made payable to Escrow Holder. Escrow Holder shall place the Deposit in an interest-bearing account with a Federally insured bank or savings and loan association with interest thereon to accrue to Buyer's benefit, under Buyer's Federal Tax Identification number                         . At Seller's request, Escrow Holder shall invest the Deposit with multiple banks or savings and loan association so that not more than $100,000 of the Deposit is on deposit at any time with any one (1) bank or savings and loan association. At the Close of Escrow, the Deposit, together with the interest accrued thereon, shall be applied to and credited towards the Purchase Price.

          3.1.2    Balance of Purchase Price.    By no later than 5:00 p.m., pacific standard time, one (1) business day prior to the Closing Date, Buyer shall deliver to Escrow Holder in Cash the balance of the Purchase Price, plus Buyer's share of costs, expenses, fees, charges, prorations and other amounts required to be paid by Buyer hereunder, less any credits due to Buyer hereunder.

4.    Buyer's Contingencies.

        4.1    Contingencies.    Buyer's obligation to purchase the Property is contingent on the actual or deemed satisfaction or waiver by Buyer of each of the following conditions (collectively "Buyer's Contingencies" and individually "Buyer's Contingency") by the dates set forth below for each Buyer's Contingency:

          4.1.1    Preliminary Title Report.    Buyer's reasonable approval, by on or before the Contingency Expiration Date, of a preliminary title report ("Preliminary Title Report" or "PTR") of the Property prepared by the Title Company ("Title Contingency"). Prior to entering into this Agreement, Buyer acknowledges and agrees that Buyer has obtained the Preliminary Title Report together with a copy of the underlying documents referred to in Schedule B of the Preliminary Title Report. Buyer shall not have the right to disapprove of the Preliminary Title Report for any of the Pre-Approved Title Exceptions (as defined in the Glossary).

          4.1.2    Due Diligence.    Buyer's reasonable approval, by on or before the Contingency Expiration Date, of the results of Buyer's review and inspection of the Property and the Property Information (as defined in the Glossary) (the "Due Diligence Contingency").

        4.2    Due Diligence.

          4.2.1 Buyer's Contingencies are in favor of and may be waived by Buyer. Buyer shall not unreasonably disapprove of a Buyer's Contingency. Buyer shall, at Buyer's sole cost and expense, promptly, diligently, continuously and in good faith continuously pursue the satisfaction of all of Buyer's Contingencies.

          4.2.2 Buyer shall, at no charge to Seller, provide Seller true, correct and complete copies of any applications, reports or other materials filed with or provided to a governmental agency in connection with satisfying Buyer's Contingencies, and provide Seller copies of any correspondence, documents, materials and other information provided to or received from a governmental agency or others in connection with satisfying Buyer's Contingencies.

          4.2.3 Buyer shall not, without Seller's prior written consent or except as otherwise expressly provided herein, communicate directly with any governmental agency or authority regarding the Property, including, but not limited to, requesting a governmental agency or authority to conduct an inspection, review, testing or other investigation of the Property.

        4.3    Disapproval Notice.    Buyer shall provide to Seller and Escrow Holder written notice of Buyer's disapproval or conditional approval of a Buyer's Contingency on or before the date set forth herein for satisfaction of such Buyer's Contingency ("Buyer's Contingency Disapproval Notice"). If Seller and Escrow Holder have not received a Buyer's Contingency Disapproval Notice on or before the date set forth herein for satisfaction of a Buyer's Contingency, then it shall be conclusively deemed that Buyer has approved of such Buyer's Contingency. Buyer's conditional approval of any of Buyer's Contingencies shall be deemed Buyer's disapproval of such Buyer's Contingency. Any conditional approval or disapproval by Buyer of a Buyer's Contingency shall be in writing and shall describe in detail the reasons for such disapproval.

        4.4    Seller's Right to Terminate or Cure.    If Buyer properly and timely provides a Buyer's Contingency Disapproval Notice, then Seller shall have the right, in Seller's sole, absolute and unfettered discretion, within ten (10) business days following receipt of Buyer's Contingency Disapproval Notice, but not later than the Closing Date, elect to cure ("Cure Election") the matter or item specified in Buyer's Contingency Disapproval Notice ("Disapproved Item"), or elect to terminate this Agreement effective immediately upon notice by Seller ("Termination Election"). If Seller fails to make the Cure Election, then Seller shall be deemed to have made the Termination Election.

          4.4.1 If Seller makes the Cure Election and for any reason whatsoever, the Disapproved Item has not been cured prior to the Closing Date, then Seller shall not be subject to any liability therefor, and Seller shall not be considered to be in breach or default hereunder, and Buyer may, by giving written notice to Seller, on or before the earlier of two (2) business days before the Closing Date or two (2) business days after Seller's notice to Buyer that a Disapproved Item will not be cured, (i) elect to proceed with the purchase of the Property subject to the Disapproved Item, or (ii) elect to terminate this Agreement. Buyer's failure to timely, properly and in writing elect to terminate this Agreement as provided in this Section shall conclusively be deemed as Buyer's election to proceed with the purchase of the Property subject to the Disapproved Item.

          4.4.2 If Buyer elects to or is deemed to have elected to proceed with purchasing the Property subject to the Disapproved Item, then Buyer shall accept the Property subject to the Disapproved Item, without any cause of action, Claim or damages against Seller and without any abatement, reduction or holdback of the Purchase Price, and Buyer shall complete the purchase of the Property in compliance herewith, on or before the Closing Date. If Buyer or Seller elects to (or is deemed to have elected to) terminate this Agreement, then the provisions of Section 6 (Termination) shall govern.

5.    Seller's Contingencies.

          5.1   Seller's obligation to sell the Property is conditioned and contingent on the fulfillment and satisfaction of each of the following conditions (collectively referred to as "Seller's Contingencies", and individually as a "Seller's Contingency") on or before the date set forth below for each Seller's Contingency:

          5.1.1 Buyer shall have timely performed all of the obligations required by the terms of this Agreement to be performed by Buyer, including, but not limited to, delivering to Escrow Holder the Purchase Price and all other funds and documents required of Buyer before the Closing Date;

          5.1.2 All representations and warranties made by Buyer to Seller under this Agreement shall be true and correct as of the Closing Date;

        5.2   Seller's Contingencies are for the benefit of and may be waived by Seller. If any of Seller's Contingencies are not satisfied, then Seller shall have the right, in Seller's sole and absolute discretion, to terminate this Agreement, in which event the provisions of Section 6 (Termination) shall govern.

6.    Termination For Failure of Contingencies or Occurrence of Material Taking or Material Uninsured Damage.    If, in accordance with the terms hereof, this Agreement is terminated (or is deemed to have been terminated) by either Buyer or Seller due to failure of any of Buyer's Contingencies or Seller's Contingencies, or due to the occurrence of a Material Taking or a Material Uninsured Damage, then this Agreement shall terminate upon the following terms and conditions:

        6.1   Buyer shall, within five (5) days after such termination, at no charge to Seller, deliver to Seller the following (which obligation shall survive the termination of this Agreement):

          6.1.1 All originals and copies of the Property Information supplied by Seller to Buyer and a true, correct and complete copy of all other Property Information obtained by Buyer;

          6.1.2 Documents reasonably requested by Seller or Escrow Holder to confirm the termination of this Agreement and the Escrow established hereunder;

        6.2   Neither Party shall thereafter have any liability to the other Party under this Agreement, except (i) to the extent that Buyer may have breached this Agreement (in which case Seller shall have the right to pursue all of Seller's rights and remedies against Buyer), and (ii) the obligations of the Parties hereunder which by the express provisions of this Agreement survive termination.

        6.3   Provided that Buyer is not in breach or default hereunder, and subject to Buyer's compliance with all of the other terms and conditions in this Agreement for return of the Deposit, Escrow Holder shall return to Buyer the Deposit; and

        6.4   Buyer shall be responsible for payment of one hundred percent (100%) of the cancellation fees and expenses of the Escrow Holder and the Title Company.

7.    Seller's Disclosures, Representations and Warranties.

        7.1    Natural Hazards Disclosure.    Seller and Buyer acknowledge that the Disclosure Statutes (as defined below) provide that a seller of real property must make certain disclosures regarding certain natural hazards potentially affecting the property, as more particularly provided therein. As used in this Agreement, "Disclosure Statutes" means, collectively, California Government Code Section 8589.3, 8589.4 and 51183.5, California Public Resources Code Section 2621.9, 2694 and 4136 and any other California statutes that require Seller to make disclosure concerning the Property. Seller will deliver, or cause to be delivered to Buyer a Natural Hazard Disclosure Report for the Property (the "Report"). The Report will be delivered to Buyer promptly after execution of this Agreement, but in no event later than 10 days before the Contingency Expiration Date. Buyer hereby agrees as follows with respect to the Disclosure Statutes and the Report:

          7.1.1 The delivery of the Report to Buyer as provided above shall be deemed to satisfy all obligations and requirements of Seller under the Disclosure Statutes.

          7.1.2 Seller shall not be liable for any error or inaccuracy in, or omission from, the information in the Report.

          7.1.3 The Report is being provided by Seller for purposes of complying with the Disclosure Statutes and shall not be deemed to constitute a representation or warranty by Seller as to the presence or absence in, at or around of the Property of the conditions that are the subject of the Disclosure Statutes.

The Report is for Seller and Buyer only and is not for the benefit of, or be used for any purpose by, any other party, including, without limitation, insurance companies, lenders or governmental agencies.

        7.2   Subject to satisfaction of Seller's Contingencies, and except as otherwise disclosed by or referred to in the Property Information, Seller hereby represents and warrants to Buyer as follows:

          7.2.1 HCI is a general partnership duly formed, validly existing and in good standing under the laws of the State of California; HCPI is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland, and is qualified to do business and is in good standing in the State of Arizona. Seller has the legal power, right and authority to enter into this Agreement and all documents and instruments referenced herein, and to consummate the transactions contemplated hereby.

          7.2.2 Except as otherwise stated herein, requisite action (corporate, trust, partnership, company or otherwise) has been taken by Seller in connection with entering into this Agreement, the instruments referenced herein, and the consummation of the transactions contemplated hereby; no consent of any partner, shareholder, creditor, investor, judicial or administrative body, authority or other party is required.

          7.2.3 The individuals executing this Agreement and the instruments referenced herein on behalf of Seller and the partners, officers or trustees of Seller, if any, have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof.

          7.2.4 This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium laws or similar laws or equitable principles affecting or limiting the rights of contracting parties generally.

          7.2.5 Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement and the documents referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreements or instruments to which Seller is a party or affecting the Property.

        7.3   The representations and warranties made in this Agreement by Seller shall survive the Close of Escrow for only a period of six (6) months following the Close of Escrow.

        7.4   If Buyer shall have actual knowledge as of the Close of Escrow that any of the representations or warranties of Seller contained herein are false or inaccurate, and Buyer nonetheless closes the transaction hereunder and acquires the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties (and any cause of action resulting therefrom shall terminate upon the closing hereunder).

        7.5   Seller's representations and warranties herein shall be enforceable only by the named Buyer herein, and not any other successor or assignee of Buyer's interest under this Agreement or of the Property.

        7.6   If at any time prior to the Close of Escrow, Buyer knows, has reason to know or should have known that any of the promises, covenants, representations, warranties, of Seller are false or have been breached and fails to notify Seller in writing within three (3) days following the discovery thereof or the time that such fact was discoverable or should have been discovered, then Seller shall not be liable to Buyer for such breach.

        7.7   All of Seller's representations and warranties shall be subject to any facts, information and other matters disclosed by, referred to or set forth in the Property Information.

        7.8   The total and aggregate obligation of Seller pursuant to the provisions of this Section 7 in the event of a Seller breach shall in no event exceed a maximum of Five Hundred Thousand Dollars ($500,000.00).

8.    Buyer's Disclosures, Representations and Warranties.

        8.1   Buyer hereby represents and warrants to Seller as follows:

          8.1.1 Moenium is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada, and is in good standing and authorized to do business in the State of Arizona; Ensign and Trousdale are limited liability companies duly formed, validly existing and in good standing under the laws of the State of Nevada, and are in good standing and authorized to do business in the State of California. Buyer has the legal power, right and authority to enter into this Agreement and all documents and instruments referenced herein, and to consummate the transactions contemplated hereby.

          8.1.2 All requisite action (corporate, trust, partnership, company or otherwise) has been taken by Buyer in connection with the entering into of this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, creditor, investor, judicial or administrative body, authority or other party is required.

          8.1.3 Buyer is not, and will not be, a person or entity with whom Seller is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the "USA Patriot Act") and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, "Anti-Terrorism Laws"), including, without limitation, persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

          8.1.4 The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

          8.1.5 This Agreement and all documents required hereby to be executed by Buyer are, and shall be, valid, legally binding obligations of, and enforceable against, Buyer in accordance with their terms.

          8.1.6 Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement and the documents referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreements or instruments to which Buyer is a party.

          8.1.7 No representation, warranty or statement of Buyer in this Agreement or in any document, certificate or schedule furnished or to be furnished to Seller pursuant hereto contains or will contain any untrue statement or a material fact, omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

          8.1.8 Buyer has adequate financial resources to make timely payment of all sums due from Buyer hereunder and to perform all of its obligations hereunder. Buyer acknowledges that this is an "all cash" transaction and the Closing of this transaction is not contingent upon, and no extensions will be granted for, Buyer obtaining any financing.

        8.2   Buyer's representations and warranties shall survive the Close of Escrow.

9.    Acknowledgments by Buyer.    Buyer hereby expressly acknowledges, agrees, represents and warrants as follows:

        9.1   Buyer and its affiliates have been exclusively occupying each of the Real Properties since January 2003 pursuant to "triple net" leases whereby Buyer is solely responsible for all taxes, insurance, maintenance, and utilities of the Property.

        9.2   Buyer has substantial experience with real property;

        9.3   Buyer is acquiring the Property in an "AS IS, WHERE IS" basis and condition, with all faults, whether known or unknown;

        9.4   Except as otherwise expressly provided in this Agreement, neither Seller nor any Seller Parties have made any representations or warranties of any kind, nature or description, direct or implied, verbal or written, with respect to the Property or the Property Information;

        9.5   Buyer is relying upon Buyer's own independent investigation of the Property in entering into this Agreement and purchasing the Property;

        9.6   Buyer shall by the expiration of the period for satisfaction of Buyer's Contingencies fully and thoroughly investigate and inspect each and every aspect of the Property and the Property Information, including, but not limited to, the following: Physical condition of the Property; the composition, condition, stability, compaction and buildability of the Property's soil and geology; size and dimensions of the Property; income and expenses of the Property; rights and obligations of any tenants or other occupants of the Property; accuracy, completeness or adequacy of the legal description of the Property; all documents, encumbrances, exceptions and other matters affecting title of the Property; all federal, state, county, municipal and local laws, rules and regulations affecting the Property, including, but not limited to, environmental and other laws dealing with Hazardous Substances; the Americans with Disabilities Act; zoning, land and other use restrictions, conditional use permits, development agreements, permits, permit restrictions, redevelopment plans, building codes, taxes, bonds, assessments; the Property's fitness or suitability for any particular purpose, use or enjoyment (including, without limitation, those intended or desired by Buyer); the feasibility of development of the Property; and present or future availability and adequacy of services and utilities, including, but not limited to, water, electricity, gas, telephone, heating, ventilation, air conditioning, sprinklers, sewers, plumbing, storm drain, drainage, elevators, escalators, landscaping, janitorial, window washing, security, patrol, guards, parking attendants and valets;

        9.7   If Buyer fails, decides or elects not to perform any investigation, inspection or review of the Property or the Property Information, Buyer is doing so at Buyer's own risk, and Buyer is accepting and assuming all risks and Claims associated therewith; and

        9.8   Time is of the essence of Buyer's obligations under this Agreement, including, but not limited to, with respect to the Close of Escrow on or before the Closing Date.

10.    Release by Buyer.

        10.1 Buyer, on behalf of Buyer and Buyer Parties, hereby expressly and unconditionally does release, acquit and discharge Seller and the Seller Parties from and against any and all known, unknown, past, present or future Claims, directly or indirectly arising from, in connection with, caused by or related to:

          10.1.1 Any past, present or future condition of the Property, including, but not limited to, the Environmental Damages, however arising, including, but not limited to any violation of Environmental Requirements, or the presence of any Hazardous Substance, whether or not caused by the negligence of Seller;

          10.1.2 Any and all statements, representations, warranties, determinations, conclusions, assessments, assertions or any other information contained in any of the Property Information, the inaccuracy, incompleteness or unreliability of any of the Property Information; any errors, omissions or mistakes in the Property Information, or Buyer's reliance, dependence or use of the Property Information; and

          10.1.3 Any defect, inaccuracy or inadequacy in title of the Property, legal description of the Property, covenants, conditions, restrictions, encumbrances or encroachments which affect the Property, and Buyer waives any rights of subrogation that the Title Company may have against Seller, so long as the policy of title insurance issued to Buyer at the Close of Escrow is not invalidated thereby.

        10.2 Buyer hereby acknowledges and agrees that (i) Buyer may hereafter discover facts different from or in addition to those now (or as of the Close of Escrow) known or believed to be true regarding the Property and/or Property Information, (ii) Buyer's agreement to release, acquit and discharge Seller and Seller Parties as set forth herein shall remain in full force and effect, notwithstanding the existence or discovery of any such different or additional facts, (iii) Buyer knowingly and voluntarily waives any and all rights, benefits and privileges to the fullest extent permissible under any federal, state, local, or other laws which do or would negatively affect validity or enforceability of all or part of the releases set forth in this Agreement, and (iv) Buyer specifically waives the provisions of California Civil Code Section 1542, which Section provides:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

        10.3 The provisions of this Section shall survive the Close of Escrow.

11.    Indemnity by Buyer.

        11.1 Buyer, on behalf of Buyer and Buyer Parties, hereby expressly and unconditionally agrees to protect, indemnify, defend (with counsel reasonably satisfactory to Seller) and hold harmless Seller and Seller Parties from and against any and all Claims directly or indirectly arising from, in connection with, caused by, or related to, any of the following:

          11.1.1 Use or occupancy of the Property by Buyer, Buyer Parties or Buyer's Consultants, including, but not limited to, performance of any Tests;

          11.1.2 Any acts, omissions or negligence of Buyer, Buyer Parties or Buyer's Consultants;

          11.1.3 Past, present or future condition of the Property, including, but not limited to, any Environmental Damages, the violation of any Environmental Requirements or the presence of any Hazardous Substances (whether or not disclosed by or referred to in the Property Information); and

          11.1.4 Buyer's breach of or default under this Agreement.

        11.2 The obligation of Buyer herein shall include, but not be limited to, the burden and expense of defending all Claims, suits and administrative proceedings (with counsel reasonably approved by Seller), even if such Claims, suits or proceedings are groundless, false or fraudulent, and conducting all negotiations of any description, and paying and discharging, when and as the same become due, any and all Claims, judgments, penalties or other sums due against the Seller.

        11.3 The obligations of Buyer and Buyer Parties under this Section shall survive the Close of Escrow, and any subsequent transfer of title to the Property (whether by sale, foreclosure, deed in lieu of foreclosure or otherwise), and shall not be affected by any investigation by or on behalf of Buyer, or by any information which Buyer may have or would obtain with respect thereto, including, but not limited to, the Property Information.

12.    Buyer's Inspection of Property.    Following any Test, unless otherwise directed in writing by Seller, Buyer shall, at Buyer's sole cost and expense, restore the Property to the condition in which the Property existed prior to performance of such Test, which restoration shall be performed by Buyer as may be directed by Seller, including, but not limited to, recompaction and/or removal of any excavated or disrupted soil, dirt and materials. Buyer's obligation to restore the Property under this Section shall not be satisfied by payment of the liquidated damages, if any, provided hereunder. If Buyer is otherwise entitled to the return of Buyer's Deposit or other funds pursuant to this Agreement, Buyer's compliance with the terms and conditions of this Section shall be a condition precedent thereto. Buyer's obligations under this Section shall survive the termination of this Agreement or the Close of Escrow.

13.    Close of Escrow.

        13.1 Buyer and Seller shall close the purchase and sale of the Property on or before the Closing Date and perform (or cause to be performed) their respective obligations under this Agreement to accomplish the Close of Escrow on the Closing Date.

        13.2 At the Close of Escrow, Escrow Holder shall cause the Title Company to issue the Title Policy.

        13.3 If, as a result of Buyer's defaults or delays, the Close of Escrow shall not have occurred on or before the Closing Date, then Seller shall have the right, in Seller's sole and absolute discretion, to (i) terminate this Agreement, without liability by Seller to Buyer and without limiting any of Seller's rights against Buyer as a result thereof, by giving written notice to Buyer, or (ii) extend the date for the Closing Date. Buyer hereby acknowledges that time is of the essence with respect to performance of Buyer's obligations under this Agreement, including, but not limited to, with respect to the Close of Escrow on or before the Closing Date.

14.    Deliveries to Escrow Holder.

        14.1 On or before the Closing Date, Seller shall deliver or cause to be delivered to Escrow Holder the following:

          14.1.1 For the Bellflower Property and the Downey Property (collectively, the "California Properties"), a fully executed grant deed conveying the California Properties to Buyer in the form of Exhibit A-1 hereof, and for the Mesa Property (the "Arizona Property"), a fully executed special warranty deed conveying the Arizona Property to Buyer in the form of Exhibit A-2 hereof.

          14.1.2 A fully executed Bill of Sale conveying title to the Personal Property to Buyer in the form attached hereto as Exhibit B ("Bill of Sale");

          14.1.3 A fully executed certification of nonresident alien status in the form attached hereto as Exhibit C ("FIRPTA Certificate");

          14.1.4 For the California Properties, a fully executed California Real Estate Withholding Exemption Certificate in the form provided by Escrow Holder ("California Affidavit");

          14.1.5 For the Arizona Property, an Affidavit of Property Value pertaining to the Arizona Property (the "APV");

          14.1.6 A Lease Termination Agreement terminating the Lease in the form attached hereto as Exhibit D ("Lease Termination Agreement"); and

          14.1.7 Such other instruments or instructions as Escrow Holder or the Buyer may reasonably request in order to consummate this transaction and such other documents required of Seller under the terms of this Agreement.

        14.2 On or before the Closing Date, Buyer shall deliver to Escrow Holder:

          14.2.1 The Purchase Price, plus such additional funds as are required to pay charges payable by Buyer hereunder, less any credit to which Buyer is entitled under the terms hereof;. It shall be a condition to Closing that Buyer must purchase all of the Properties in accordance with this Agreement for the Purchase Price. Buyer's failure to pay any portion of the Purchase Price shall be a default under this Agreement in which case Seller shall not have any obligation to sell any of the Properties to Buyer and Seller shall be entitled to the liquidated damages as provided in this Agreement;

          14.2.2 Fully executed corporate resolutions authorizing Buyer to enter into this transaction and to execute all documents necessary in connection therewith;

          14.2.3 An APV pertaining to the Arizona Property;

          14.2.4 The Lease Termination Agreement; and

          14.2.5 Such other instruments or instructions as Escrow Holder or the Seller may reasonably request in order to consummate this transaction and such other documents required of Buyer under the terms of this Agreement.

15.    Escrow Holder.

        15.1 At the Close of Escrow, Escrow Holder shall promptly undertake all of the following in the following manner:

          15.1.1 Disburse all funds deposited with Escrow Holder by Buyer in payment of the Purchase Price as follows:

            15.1.1.1 Deduct all items including prorations and credits, if any, chargeable to the account of Seller pursuant to the provisions hereof.

            15.1.1.2 Disburse the balance of the Purchase Price to Seller promptly upon the Close of Escrow.

          15.1.2 Cause the recording of the Special Warranty Deed and the APV and the Grant Deed (with documentary transfer tax information to be affixed after recording) and any other documents which the Parties hereto may mutually direct to be recorded in the Official Records and obtain conformed copies thereof for distribution to Buyer and Seller.

          15.1.3 Direct the Title Company to issue the Title Policy to Buyer. If the Title Company named herein fails or refuses to issue to Buyer the Title Policy, then Seller shall have the right to select another reputable title insurance company doing business in the Southern California region to issue the Title Policy.

          15.1.4 Deliver to Buyer the following: Bill of Sale, FIRPTA Certificate, and the California Affidavit.

        15.2 Seller and Buyer agree to deposit an executed original or originally executed counterparts of this Agreement with Escrow Holder within two (2) business days following the execution of this Agreement by Buyer and Seller. Escrow Holder is hereby directed by the Parties to take all actions, recordings and disbursements reasonably necessary in order to follow the instructions of the Parties hereto contained in this Agreement and all amendments. In addition, Buyer and Seller agree to execute, deliver and be bound by any reasonable and customary supplemental escrow instructions of Escrow Holder or other instruments as may reasonably be required by Escrow Holder in order to consummate the transaction contemplated by this Agreement. Any such supplemental instructions shall not conflict with, amend or supersede any portions of this Agreement. If there is any inconsistency between such supplemental instructions and this Agreement, this Agreement shall govern and control in all respects.

        15.3 If this Agreement or any matter relating hereto shall become the subject of any litigation or controversy, Buyer and Seller agree, jointly and severally, to hold Escrow Holder free and harmless from any loss or expense, including attorneys' fees, that may be suffered by Escrow Holder by reason thereof. In the event conflicting demands are made or notices served upon Escrow Holder with respect to this Agreement, the Buyer and Seller expressly agree that Escrow Holder shall be entitled to file a suit in interpleader and obtain an order from the court requiring Buyer and Seller to interplead and litigate their several claims and rights among themselves. Upon the filing of the action in interpleader, Escrow Holder shall be fully released and discharged from any obligations imposed upon Escrow Holder by this Agreement.

        15.4 Escrow Holder shall not be liable for the sufficiency or correctness as to form, manner, execution or validity of any instrument deposited with Escrow Holder, nor as to the identity, authority or rights of any person executing such instrument, nor for failure to comply with any of the provisions of any agreement, contract or other instrument filed with Escrow Holder or referred to herein. Escrow Holder's duties hereunder shall be limited to the safekeeping of such money, instruments or other documents received by Escrow Holder, and for their disposition in accordance with the terms of this Agreement. Notwithstanding the foregoing, if Escrow Holder is also acting as the Title Company under the terms of this Agreement, nothing in this Section shall limit the liability of Escrow Holder under the Title Policy.

16.    Charges.

        16.1 Buyer shall be responsible for 100% of the costs of preparing and recording the Grant Deed and Special Warranty Deed, 100% of the Escrow Holder's fees, and 100% of any other closing costs associated with this transaction including, without limitation any documentary and city transfer taxes, and any other sales taxes. Seller shall not be responsible for any recording fees, any Escrow Holder's fees, any documentary transfer taxes, any city transfer taxes or other sales taxes, or any other closing costs associated with this transaction.

        16.2 Buyer shall pay the Title Company's normal and customary premium for a Standard Title Policy, and Buyer shall also pay the additional cost for an Extended Title Policy and any endorsements to the Title Policy.

17.    Prorations.    Buyer acknowledges and agrees that Buyer shall be responsible at Buyer's sole cost and expense for all of the costs and expenses associated with the Property regardless of the Closing Date by virtue of the fact that Buyer is currently required to pay for such costs and expenses as the Tenant under the Lease. But to the extent necessary and for purposes of distinguishing between Buyer's obligations to pay for such costs and expenses as the Tenant under the Lease versus as the owner of the Property, the following shall be prorated between Seller and Buyer as of 12:01 a.m. on the date of the Close of Escrow, based upon the actual number of days in a year or a month, as follows:

        17.1 All real estate taxes, bonds and assessments on the Property for the current fiscal or calendar year (as the case may be). In no event shall Seller be charged with or be responsible for any increase in the real estate taxes on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Close of Escrow. If any bond or assessment on the Property is payable in installments, then the installment for the current period shall be prorated (with Buyer assuming the obligation to pay any installment due after the Close of Escrow). All real estate tax refunds, rebates or reductions for the period prior to the Close of Escrow and which are received or payable after the Close of Escrow shall belong to and be paid to Seller.

        17.2 All operating expenses of the Property, including, without limitation, utility charges, maintenance charges, service charges, management fees, and other costs and expenses.

        17.3 All fixed and additional rentals, security deposits if any, and other tenant charges, due under the Lease.

        17.4 In the event that there are any unknown amounts to be prorated as of the Close of Escrow, then Seller and Buyer will prorate the same promptly after the Close of Escrow and outside the Escrow.

18.    Confidentiality and Publicity.

        18.1 Except as otherwise specifically provided herein or as required by law (including, but not limited to, Buyer's status as a publicly held company or in connection with Buyer's initial public offering resulting in Buyer becoming a publicly held company) Buyer shall not cause or permit Buyer or Buyer Parties to disclose, disseminate or release the Confidential Information by any means or methods to anyone, and shall treat the Confidential Information on a strictly confidential basis ("Confidentiality Provision"). The obligations of Buyer and Buyer Parties under this Section shall survive the termination of this Agreement.

19.    Damage; Condemnation.

        19.1 If, prior to the Close of Escrow, a Material Uninsured Damage or a Material Taking occurs, Buyer may, within two (2) days after the occurrence thereof, as Buyer's sole and exclusive remedy, elect to terminate this Agreement, in which event this Agreement and the Escrow shall terminate, neither Party shall have any further rights, obligations or liabilities to the other hereunder. If Buyer does not timely elect to terminate this Agreement due to the occurrence of a Material Uninsured Damage or a Material Taking, then Buyer shall be deemed to have waived such termination right, the Close of Escrow shall occur as provided and scheduled herein, there shall be no reduction in the Purchase Price, and Seller shall assign to Buyer (which assignment shall be without any recourse to Seller) and Buyer shall be entitled to receive the compensation, awards and proceeds, if any, minus Seller's costs associated therewith, including without limitation, any deductibles and attorneys' fees resulting from such Material Uninsured Damage or Material Taking.

        19.2 If, prior to the Close of Escrow, the Property is damaged or destroyed by a casualty or other causes (except for a Material Uninsured Damage), or the Property is taken, condemned by any eminent domain proceeding (except for a Material Taking), then Buyer shall have no right to terminate this Agreement therefor, the Close of Escrow shall occur as provided and scheduled herein, there shall be no reduction in the Purchase Price, Seller shall assign to Buyer (which assignment shall be without any recourse to Seller) and Buyer shall be entitled to receive the compensation, awards and insurance proceeds, if any associated therewith including, without limitation, any deductible and attorneys' fees, minus Seller's costs resulting from such casualty, taking or condemnation, and Buyer shall pay any deductibles to the extent not paid by Seller.

        19.3 Buyer and Seller each expressly waive the provisions of any statute or case law concerning risk of loss, damage, destruction or condemnation during escrow (including, but not limited to, California Civil Code 1662, 1932 and 1933) and agree that the provisions of this Section shall supersede the provisions of such cases or statutes.

20.    Seller's Default.

        20.1 If this sale and purchase shall not be successfully consummated as a result of Seller's inability to deliver title of the Property to Buyer, or the refusal of the Title Company or another title insurer to deliver to Buyer the policy of title insurance required under this Agreement, then Seller shall have no liability to Buyer of any kind or nature and this Agreement shall be terminated. In such event, Buyer shall be entitled to the return of all funds paid to Escrow Holder, together with interest accrued thereon.

        20.2 If Seller fails to perform any of Seller's obligations under this Agreement, then Buyer shall immediately give written notice thereof to Seller, which notice shall specify in detail the manner and reasons for Seller's alleged default, and such notice shall be accompanied by documents, information and matters reasonably necessary to substantiate Buyer's claims of Seller's default. Seller shall not be deemed or construed to be in default of Seller's obligations under this Agreement unless Seller fails to cure such default within five (5) days after Seller's receipt of such written notice from Buyer; provided, however, if the nature of Seller's default is such that more than five (5) days are reasonably required for its cure, then Seller shall not be deemed to be in default of its obligations hereunder if Seller, within five (5) days receipt of Buyer's notice of default, commences to take steps toward curing the alleged default.

        20.3 Notwithstanding anything to the contrary herein, as an express material consideration and condition for Seller to enter into this Agreement, Buyer hereby releases, acquits and discharges Seller and Seller Parties from and against any and all consequential, incidental, indirect, special, collateral, exemplary or punitive damages arising out of, in connection with or related to Seller's violation, breach or default of this Agreement, including, but not limited to, any Claim for loss of profit, loss of opportunity, loss of production or loss of use, regardless of whether the damages sought are based on contract, tort, statute or otherwise, and irrespective of whether sole, concurrent or other negligence, whether active or passive, or strict liability is involved or is asserted.

        20.4 Notwithstanding anything to the contrary herein, as an express material consideration and condition for Seller to enter into this Agreement, Buyer agrees that, if the Close of Escrow shall have occurred (and Buyer shall not have waived, relinquished or released any applicable rights pursuant to any further limitation set forth herein), Seller's liability for any violation, breach or default of Seller's representations, warranties, covenants, indemnities or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall under no circumstances exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate.

        20.5 No constituent partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any Claim or for any performance, and Buyer, on behalf of Buyer and Buyer's successors and assigns, hereby waives any and all such personal liability.

21.    No Right to Assign.    The rights and obligations of Buyer under this Agreement shall not be assigned by Buyer.

22.    Exchange.

        Seller reserves the right to accomplish this transaction as an exchange sufficient to meet the requirements of Section 1031 of the Internal Revenue Code of 1986, as amended, and Buyer agrees to cooperate with Seller to accomplish the same. Seller shall pay the escrow and title company costs and expenses in connection with such exchange. Buyer agrees that as a part of accommodating Seller's exchange of the Property, Buyer shall accept a deed of the Property from Seller's exchange accommodator.

23.    No Real Estate Broker's Commissions.    Seller and Buyer each represent and warrant to the other that (i) neither has had any dealings with any person, firm, broker or finder in connection with the negotiation of this Agreement and/or the consummation of the purchase and sale contemplated hereby; that (ii) no broker or other person, firm or entity are entitled to any commission, compensation or finder's fee in connection with this transaction. Seller and Buyer do each hereby indemnify and hold the other harmless from and against any Claims, including, without limitation, Claims for compensation, commission or charges which may be claimed by any broker, finder or other similar party, by reason of any dealings or actions of the indemnifying Party.

24.    Miscellaneous.

        24.1 The waiver by either Party of the performance of any covenant, condition or promise, shall not invalidate this Agreement, nor shall it be considered a waiver of any other covenant, condition or promise. The waiver by either Party of the time for performing any act shall not constitute a waiver of time for performing any other act or any identical act required to be performed at a later time.

        24.2 All amendments and supplements to this Agreement must be in writing and executed by each Party hereto.

        24.3 This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. However, this Agreement shall not be binding on any Party until all Parties have executed this document, either all on one document or in counterparts.

        24.4 Time is of the essence of this Agreement.

        24.5 It is understood and acknowledged that there are no oral agreements between the Parties hereto affecting this Agreement and that this Agreement supersedes and cancels any and all previous negotiations, arrangements, brochures, advertisements, set-ups, agreements and understandings, if any, between the Parties hereto or displayed by Seller to Buyer with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Agreement. This Agreement contains all of the terms, covenants, conditions, warranties and agreements of the Parties relating in any manner to the sale of the Property, shall be considered to be the only agreement between the Parties hereto and their representatives and agents. All negotiations and oral agreements acceptable to both Parties have been merged into and are included herein. There are no other representations or warranties between the Parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Agreement, if any.

        24.6 The necessary grammatical changes required to make the provisions hereof apply either to corporations, limited liability companies, partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions herein are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning hereof. If any term, provision or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent possible permitted by law.

        24.7 The language in this Agreement shall be construed in accordance with the laws of the State for interpretation of contracts and according to such language's normal and usual meaning, and not strictly for or against either Buyer or Seller, regardless of the Party who drafted this Agreement.

        24.8 All exhibits referenced herein and the Glossary are incorporated herein by reference as if fully set forth in this Agreement.

        24.9 If either Party commences litigation or arbitration against the other under this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the Parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation or arbitration, the prevailing Party shall be entitled to recover from the other Party such costs and reasonable attorneys' fees as may have been incurred, including, without limitation, any and all costs incurred in enforcing, perfecting and executing such judgment or award.

        24.10 This Agreement and the rights and remedies of the Parties hereunder shall be governed by the laws of the State of California.

        24.11 This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and assigns.

25.    Notices.

        25.1 All notices, requests, demands or other communications hereunder shall be in writing and shall be addressed as follows:

If to Buyers:	c/o Ensign Facility Services, Inc. 27101 Puerta Real, Suite 450 Mission Viejo, CA 92691 Attn: Gregory K. Stapley Phone: (949) 487-9500 Fax: (949) 540-3007
If to Sellers:	c/o Health Care Property Investors, Inc. 2760 Kilroy Airport Way, Suite 300 Long Beach, CA 90806-2473 Attn: Ms. Jeana Park Phone: (562) 733-5101 Fax: (562) 733-5201
If to Title Company:	Chicago Title Company Escrow/Order No: 1201 S. Alma School Rd., Suite 6550 Mesa, AZ 85210-2111 Attn: Alan Costley Phone: (480) 969-3645 Fax: (480) 695-1686

or such other addresses as either Party from time to time may specify in writing to the other in accordance with this notice provision. All notices hereunder shall be effective (a) upon confirmation of telefacsimile transmission to the other Party, (b) upon delivery or attempted delivery after having been deposited in United States Mail, certified, postage prepaid, or sent by Federal Express or other reliable overnight courier service that provides written evidence of delivery, or (c) upon delivery, if delivered by personal service.

26.    LIQUIDATED DAMAGES.    BUYER AND SELLER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO DETERMINE THE AMOUNT AND EXTENT OF DETRIMENT TO SELLER SHOULD BUYER FAIL OR REFUSE TO CONSUMMATE THE PURCHASE AND SALE TRANSACTION HEREIN PROVIDED FOR WITHIN THE TIME AND IN THE MANNER SET FORTH HEREIN. BUYER AND SELLER THEREFOR AGREE THAT IF BUYER FAILS TO COMPLETE THE PURCHASE AND SALE OF THE PROPERTY AS HEREIN PROVIDED BY REASON OF ANY DEFAULT ON BUYER'S PART, THEN SELLER SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT WHICH IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES. SELLER SHALL BE ENTITLED TO RETAIN SAID SUM AS LIQUIDATED DAMAGES AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SUCH DAMAGES SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY, WHETHER AT LAW OR IN EQUITY, FOR BUYER'S FAILURE OR REFUSAL TO CONSUMMATE THIS PURCHASE AND SALE TRANSACTION AND IN SUCH EVENT, THE ESCROW HOLDER SHALL, UPON WRITTEN DEMAND BY SELLER, IMMEDIATELY DELIVER SUCH SUM TO SELLER BY WIRE TRANSFER OR CASHIER'S CHECK IN IMMEDIATELY AVAILABLE "SAME DAY" FUNDS.

Seller's Initials	/s/ EJH	Buyer's Initials	/s/ GKS

        The Parties have executed this Agreement on the dates set forth immediately below their respective signatures.

BUYERS:
ENSIGN BELLFLOWER LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., its Managing Member
By:	/s/ GREGORY K. STAPLEY Gregory K. Stapley Vice President & General Counsel
TROUSDALE HEALTH HOLDINGS LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., its Managing Member
By:	/s/ GREGORY K. STAPLEY Gregory K. Stapley Vice President & General Counsel
MOENIUM HOLDINGS LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., its Managing Member
By:	/s/ GREGORY K. STAPLEY Gregory K. Stapley Vice President & General Counsel

SELLERS:
HEALTH CARE INVESTORS III, a California general partnership
By:	Health Care Property Investors, Inc., a Maryland corporation, its General Partner
By:	/s/ EDWARD J. HENNING Name: Edward J. Henning Title: Executive Vice President
HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation, dba in Arizona as HC Properties, Inc.
By:	/s/ EDWARD J. HENNING Name: Edward J. Henning Title: Executive Vice President

ACCEPTANCE

                                hereby acknowledges receipt of a fully executed original or counterparts of that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated             , 2007 by and between            ("Seller") and            ("Buyer") and agrees to act as Escrow Holder thereunder and to be bound by and strictly perform the terms thereof as such terms apply to Escrow Holder.

Dated:
	By	Its Authorized Agent

GLOSSARY

        1.     "Buyer Parties" shall mean Buyer, Buyer's Consultants, their agents, brokers, representatives, employees, attorneys, lenders, insurers, servants, officers, directors, shareholders, partners, parents, subsidiaries, affiliates, trustees, administrators, executors, contractors, subcontractors, experts, licensees, affiliates, predecessors, heirs, devisees, invitees, and their respective successors and assigns.

        2.     "Claim(s)" shall mean any and all claims, demands, damages, judgements, liabilities, losses, debts, obligations, charges, controversies, lawsuits, actions, suits, causes of action (whether in tort or contract, law or equity or otherwise), proceedings, fines, penalties, costs, expenses, attorneys' fees, consultants' fees of whatever character, nature or kind, in law or in equity, whether known or unknown, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, liquidated or unliquidated.

        3.     "Close of Escrow" shall mean the date Buyer and Seller have each satisfied or waived (or are deemed to have waived) their respective contingencies hereunder, Buyer and Seller have each performed their respective obligations under this Agreement, including, but not limited to, delivery to Escrow Holder of all documents, funds and other items required by Escrow Holder or under this Agreement, and the Escrow Holder is in a position to record a deed of the Real Property to Buyer.

        4.     "Confidential Information" shall mean the Property Information, this Agreement, any of the terms and conditions of this Agreement, the existence of this Agreement, the identity of Seller and all organizational documents, capital structure information, ownership information, business plans, employee information, marketing plans and strategies of Seller; excluding, however, the following: (i) Information which is or becomes generally available to the public (other than as a result of an unauthorized disclosure, dissemination or release by Buyer or Buyer Parties); (ii) information developed by Buyer or Buyer Parties independently of any information and/or materials disclosed, disseminated or released by Seller or Seller Parties hereunder; or (iii) information which is or was received by or available to Buyer or Buyer Parties on a non-confidential basis from a source other than Seller or Seller Parties who is lawfully possessing and lawfully entitled to disclose such information.

        5.     "Environmental Damages" shall mean all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including, without limitation, reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of the existence of Hazardous Substances in, upon, about or beneath the Property or migrating or threatening to migrate to or from the Property, or the existence of a violation of Environmental Requirements pertaining to the Property, regardless of whether the existence of such Hazardous Substance or the violation of Environmental Requirements arose before or after the present ownership or operation of the Property, and, including, without limitation:

          (i)    Damages for injury to persons, property or natural resources occurring upon or off of the Property, foreseeable or unforeseeable, including, without limitation, lost profits, consequential damages, the cost of demolition and rebuilding of any improvements on real property, interest and penalties including, but not limited to, Claims brought by or on behalf of employees and tenants of Buyer;

          (ii)   Fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with the investigation or remediation of such Hazardous Substances or violation of Environmental Requirements including, but not limited to, the preparation of any feasibility studies or reports or the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or reasonably necessary to make full economic use of the Property or any other property or otherwise expended in connection with such conditions, and including, without limitation, any attorneys' fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder;

          (iii)  Liability to any third person or governmental agency to indemnify such person or agency for costs expended in connection with the items referenced in this Section; and

          (iv)  Damages for the loss of business, restriction on the use of, or adverse impact on the use of the Property.

        6.     "Environmental Requirements" shall mean all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, authorities, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof (collectively "Governmental Bodies") and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation:

          (i)    All requirements, including, but not limited to, those pertaining to reporting, licensing, permitting, investigation, or remediation of emissions, discharges, releases, or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and

          (ii)   All requirements pertaining to the protection of the health and safety of employees, tenants, or the public.

        7.     "Hazardous Substance(s)" shall mean any substance, material or matter (including, but not limited to, asbestos and petroleum, gasoline, crude oil or any products, by-products or fractions thereof) whose nature, quantity or manner of existence, use, management, control, handling, manufacture, creation, generation, storage, disposal, discharge, removal, treatment, containment, remediation or transportation (i) is or becomes injurious or potentially injurious to the environment, or to public health, safety or welfare, or (ii) is regulated or becomes regulated under any federal, state, county, municipal and local laws, statutes, rules, regulations and ordinances either in existence as of the date of this Agreement or enacted or promulgated after the date of this Agreement, (iii) may or does give rise to liability under any common law theory based on nuisance (private or public), waste, trespass, negligence, strict liability or tortious conduct, or (v) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law, including, but not limited to, the following:

          (x)   Which is or becomes defined as a "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or

          (y)   Which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the States of California and Arizona, or any political subdivision thereof; or

          (z)   The presence of which on the Property causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Property; or

          (xx) Which contains, without limitation, gasoline, diesel fuel, other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, urea formaldehyde foam insulation, or radon gas.

        8.     "Improvements" shall mean Seller's right, title and interest in the permanent improvements located on the Real Property.

        9.     "Material Taking" shall mean a condemnation action as a result of which (i) the Improvements are damaged or destroyed, the reasonable repair cost of which in Seller's good faith estimate exceeds ten percent (10%) of the Purchase Price.

        10.   "Material Uninsured Damage" shall mean damage to or destruction of the Improvements caused by a casualty not covered by insurance the reasonable repair cost of which in Seller's good faith estimate exceeds ten percent (10%) of the Purchase Price.

        11.   "Official Records" shall mean the official records of the local county where the Real Property is located.

        12.   "Permitted Title Exceptions" shall mean the Pre-Approved Title Exceptions and any exceptions, matters or items affecting the Property's title which are otherwise approved (or deemed to have been approved) by Buyer pursuant to the terms of this Agreement.

        13.   "Personal Property" shall mean the furniture, fixtures, equipment, supplies and other items of personal property owned by Seller (and not the tenants), located at the Real Properties and used exclusively in connection with the operation and management of the Real Properties.

        14.   "Pre-Approved Title Exceptions" shall mean any exceptions, matters or items:

          14.1     Set forth as the Title Company's standard printed exceptions or exclusions from coverage for the type of policy to be issued by the Title Company;

          14.2     Any mortgages, deeds of trust or other liens or monetary encumbrances voluntarily and intentionally created by Seller and shown on the Preliminary Title Report, any mechanic's or materialmen's liens recorded against the Property as a result of work done by or on behalf of Seller, tax or judgment liens against Seller all of which Seller shall, at Seller's sole cost and expense, remove (or cause not to be shown in the Title Policy or cause the Title Company to affirmatively insure over) at or prior to the Close of Escrow; provided that, nothing contained in this Agreement shall require the release or discharge of any lien arising from Buyer's Tests;

          14.3     Lien of real property taxes, bonds or assessments (general and special);

          14.4     Notices of non-responsibility;

          14.5     Any covenant, condition, restriction, easement (such as utility easements, including, but not limited to, telephone, electrical, gas, water or power), or matters, exceptions or encumbrances that do not materially interfere with or hinder use of the Real Property in the same manner used by Buyer (and its affiliates) as the Tenant (and subtenants) under the Lease (and subleases);

          14.6     Created, caused or suffered by Buyer, Buyer's breach or default under this Agreement, or acts or omissions of Buyer or Buyer Parties;

          14.7     Any survey of the Property, including, but not limited to, an ALTA Survey, of the Property;

          14.8     Persons or parties in possession of the Property;

          14.9     Water rights, claims or title to water, whether or not shown by the public records;

          14.10     Reservations in patents;

          14.11     Creditors' rights;

          14.12     Oil, gas and minerals in or under the Real Property, provided that there is no right of entry on or within the surface or upper 500 feet of the Real Property; or

          14.13     Elsewhere provided in this Agreement to be a Pre-Approved Title Exception.

        15.   "Property Information" shall mean any and all materials, documents, agreements, lists, reports, studies, maps, surveys, rent rolls, income or expense statements, operating statements, projections, estimates, tax bills or any other information that Buyer has obtained or will hereafter obtain regarding the Property from any source.

        16.   "Real Property" shall mean Seller's right, title and interest in the Real Property and the Improvements.

        17.   "Seller Parties" shall mean Seller, Seller's agents, brokers, representatives, employees, attorneys, lenders, insurers, servants, officers, directors, shareholders, partners, parents, subsidiaries, affiliates, trustees, administrators, executors, contractors, subcontractors, experts, licensees, affiliates, predecessors, heirs, devisees, invitees, and their respective successors and assigns.

        18.   "Test(s)" shall mean any and all tests, inspections, investigations, examinations and all other work by or on behalf of Buyer, Buyer Parties or Buyer's Consultants.

        19.   "Title Policy" shall mean a CLTA Standard Coverage Owner's Policy of Title Insurance in the amount of the Purchase Price, subject to the Permitted Title Exceptions, or at Buyer's election and sole cost and expense (without delaying the Closing Date), an ALTA Extended Coverage Owner's Policy of Title Insurance.

LIST OF EXHIBITS

Exhibit No.	Description
A-1	Grant Deed
A-2	Special Warranty Deed
B	Bill of Sale
C	FIRPTA Affidavit
D	Lease Termination Agreement

EXHIBIT "A-1"
TO AGREEMENT OF PURCHASE
AND SALE AND JOINT ESCROW INSTRUCTIONS

GRANT DEED

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO: Attention: MAIL TAX STATEMENT TO: Attention:
(Space Above Line for Recorder's Use Only)

GRANT DEED

        In accordance with Section 11932 of the California Revenue and Taxation Code, Grantor has declared the amount of the transfer tax that is due by a separate statement which is not being recorded with this Grant Deed.

        FOR VALUE RECEIVED,                        (collectively, "Grantor"), grants to                         ("Grantee"), all that certain real property situated in the City of                        , County of                        , State of California, described on Exhibit A attached hereto and by this reference incorporated herein (the "Property").

        TO HAVE AND TO HOLD the Property with all the rights, privileges and appurtenances thereto belonging, or in any way appertaining, unto the said Grantee and Grantee's successors and assigns.

        SUBJECT TO the following:

(a)
All liens, encumbrances, easements, covenants, conditions, restrictions and other matters of record or matters ascertainable by an inspection or survey of the Property;

(b)
Interests of parties in possession; and

(c)
A lien not yet delinquent for taxes for real property and personal property, and any general or special assessments against the Property.

Dated:	, 2007	Grantor
By:
Name:
Title:

Exhibit "A-1"

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF LOS ANGELES	)

        On                        , 2007, before me, the undersigned, a Notary Public in and for said County and State, personally appeared                        , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the within instrument.

WITNESS my hand and official seal.

Notary Public

Exhibit "A-1"

EXHIBIT "A-1"
SCHEDULE 1

BELLFLOWER, CA PROPERTY
LEGAL DESCRIPTION

THAT PORTION OF LOT 6 IN BLOCK 30, CALIFORNIA CO-OPERATIVE COLONY TRACT, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 21 PAGES 15 AND 16 OF MISCELLANEOUS RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE EAST PROLONGATION OF THE CENTER LINE OF ROSE AVENUE, AS SHOWN ON MAP TRACT NO. 5023, RECORDED IN BOOK 58 PAGE 1 OF MAPS, WITH THE CENTER LINE OF LAKEWOOD BOULEVARD, FORMERLY CERRITOS AVENUE, 60 FEET WIDE, AS.SHOWN ON SAID MAP; THENCE NORTH 89 DEGREES 42 MINUTES 20 SECONDS EAST, ALONG A LINE THAT PASSES THROUGH THE POINT OF INTERSECTION OF THE CENTER LINE OF CLARK AVENUE, WITH THE WEST PROLONGATION OF THE CENTERLINE OF ROSE AVENUE, AS SAID AVENUES ARE SHOWN ON MAP OF BELLFLOWER ACRES, SHEET NO. 1, RECORDED IN BOOK 16 PAGE 136 OF MAPS, 30 FEET TO A POINT IN THE WEST LINE OF SAID LOT & TO THE POINT OF BEGINNING; THENCE NORTH 89 DEGREES 42 MINUTES 20 SECONDS EAST, 425 FEET; THENCE PARALLEL WITH THE CENTER LINE OF LAKEWOOD BOULEVARD, SOUTH 0 DEGREES 16 MINUTES 10 SECONDS EAST, 230.45 FEET TO A POINT IN THE NORTH LINE OF LOT 3, TRACT NO. 8084 SHEET NO. 4, RECORDED IN BOOK 171 PAGE 27 OF MAPS; THENCE THEREON SOUTH 89 DEGREES 47 MINUTES 26 SECONDS WEST, 425 FEET TO THE WEST LINE OF SAID LOT 6; THENCE ALONG SAID WEST LINE, NORTH 0 DEGREES 16 MINUTES 10 SECONDS WEST, 229.83 FEET TO THE POINT OF BEGINNING.

EXCEPT THE NORTH 30 FEET THEREOF.

ALSO EXCEPT THE WESTERLY 250 FEET THEREOF.

Exhibit "A-1"
Schedule 1

EXHIBIT "A-1"
SCHEDULE 2

DOWNEY, CA PROPERTY
LEGAL DESCRIPTION

That portion of the Rancho Santa Gertrudes, in the City of Downey, in the County of Los Angeles, State of California, beginning at the intersection of Old Telegraph Road, "so-called", with the Northerly prolongation of the Easterly line of Tract No. 23734, as per map recorded in Book 628, Pages 25 and 26 of maps, in the office of the County Recorder of said County; thence Southerly, along said prolongation, to the Northeasterly corner of Lot 10 of said Tract No. 23734; thence Easterly, along the Easterly prolongation of the Northerly line of said Lot 10, to the Westerly line of the land described in the deed to F. L. Alles, recorded in Book 568, Page 33 of Deeds, in said Recorder's Office; thence Northerly along said Westerly line of the Land of Alles, to the Northwesterly corner thereof, being also a point in said Southerly line of Old Telegraph Road; thence Westerly, along said Southerly line, to the point of beginning.

Exhibit "A-1"
Schedule 2

EXHIBIT "A-2"

When recorded mail to:

SPECIAL WARRANTY DEED

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned,                         , the Grantor, does hereby convey to                        , the Grantee, the following real property (the "Property") situated in Maricopa County, Arizona, together with all rights and privileges appurtenant thereto and any improvements located thereon:

    SEE EXHIBIT "A" ATTACHED HERETO AND INCORPORATED HEREIN BY THIS REFERENCE.

    SUBJECT TO current taxes and other current assessments; reservations in patents; all easements and declarations, rights-of-way, encumbrances, liens, covenants, conditions, restrictions, reservations, obligations, liabilities and other matters as may appear of record or to which reference is made in the public record; any and all conditions, easements, encroachments, rights-of-way, or restrictions which an accurate ALTA survey, or a physical inspection, of the Property would reveal; the applicable zoning and use regulations of any municipality, county, state or the United States affecting the Property; all Permitted Exceptions as defined in the Purchase and Sale Agreement; and any matters created by Grantee.

        AND the Grantor hereby binds itself and its successors to warrant and defend the title as against all acts of the Grantor herein and no other, subject to the matters above set forth.

DATED:	, 2007.

GRANTOR:

By:

Its:

Exhibit "A-2"

STATE OF	)

) ss.
County of	)

        Acknowledged before me this    day of                        2007, by                        , the                        of                         , for and on behalf of the company.

Notary Seal/Stamp	Notary Public

Exhibit "A-2"

EXHIBIT "A-2"
SCHEDULE 1

MESA, AZ PROPERTY

LEGAL DESCRIPTION

        All that real property located in the County of Maricopa, State of Arizona, described as follows:

Commencing for a tie at the Northeast corner of Section 15, Township 1 North, Range 5 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona;

thence South 89 degrees 32 minutes 27 seconds West along the North line of said Section 15, a distance of 540.35 feet;

thence South, a distance of 100.00 feet to the True Point of Beginning,

thence continuing South, a distance of 394.68 feet to a point an a curve which is concave Southerly and whose radius bears South 16 degrees 12 minutes 02 seconds East, a distance of 1845.00 feet;

thence Westerly along said curve through a central angle of 5 degrees 05 minutes 25 seconds a distance of 163. 91 feet to a point of reverse curvature of a curve concave Northerly with a radius of 1755.00 feet;

thence Westerly along said curve through & central angle of 10 degrees 30 minutes 41 seconds a distance of 321.97 feet;

thence North 532.43 feet to a point on the South right of way of the Consolidated Canal;

thence North 89 degrees 32 minutes 27 seconds East along said right of way which is parallel to and 100.00 feet South of the North line of said Section 15, a distance of 464.19 feet to the True Point of Beginning.

Exhibit "A-2"
Schedule 1

DECLARATION OF DOCUMENTARY TRANSFER TAX

DO NOT RECORD

County Recorder

                        County, California

        It is hereby requested that this Declaration of Documentary Transfer Tax not be recorded with the attached Grant Deed, but be affixed to the Grant Deed after it is recorded and before it is returned.

        The Grant Deed names                        , as Grantor, and                        , as Grantee. The property being transferred is located in the City of                        , County of                        , State of California.

        The undersigned Grantor hereby declares that the amount of Documentary Transfer Tax due on the attached Grant Deed is $                        , computed on the full value of the interest or property conveyed.

        I declare under penalty of perjury that the foregoing is true and correct.

Dated:	, 2007	GRANTOR
By:
Name:
		Title:	Manager

Exhibit “A-2”

EXHIBIT "B"
TO AGREEMENT OF PURCHASE
AND SALE AND JOINT ESCROW INSTRUCTIONS

BILL OF SALE

                    , a            ("Seller"), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby assigns, transfers, conveys and sets over to            , a            ("Buyer"), all of Seller's right, title and interest, if any, in and to the following ("Personal Property"): [*all personal property, if any, owned by Seller, located on the real property commonly known as            ("Real Property") as of the date hereof, and used in connection with the ownership and management of the Real Property described on Exhibit "A" attached hereto and incorporated herein by this reference.

        Buyer hereby acknowledges and agrees that Seller has not and is not making any representations or warranties of any kind, nature or description, express or implied, verbal or written, with respect to the Personal Property, including, but not limited to, the existence, type, nature, condition, quantity, quality or location of such Personal Property, the ownership, title, liens, leases, adverse claims or any other encumbrances affecting the Personal Property, or Seller's right, power or authority to transfer the Personal Property to Buyer.

        Buyer shall pay all sales taxes and other taxes associated with the transfer of the Personal Property to Buyer.

        THE PERSONAL PROPERTY IS BEING TRANSFERRED TO AND ACCEPTED BY BUYER "AS IS, WHERE IS" AND WITH ALL FAULTS, KNOWN OR UNKNOWN, AND SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PERSONAL PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        Executed on this            day of                        , 2007.

Exhibit “B”

EXHIBIT "C"
TO AGREEMENT OF PURCHASE
AND SALE AND JOINT ESCROW INSTRUCTIONS

(                        )

FIRPTA AFFIDAVIT

        Section 1445 of the Internal Revenue Code of 1986, as amended (and the Income Tax Regulations promulgated thereunder) provides that a transferee (buyer) of a United States real property interest must withhold tax if the transferor (seller) is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a United States real property interest by                        (hereinafter the "Seller"), the undersigned hereby certifies the following on behalf of Seller:

        Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

        Sellers' United States Federal Tax Identification Number is                        ; and

        Seller's address is                                                                         .

        Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

        Under the penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

        Executed this            day of                        , 2007.

Exhibit "C"

EXHIBIT "D"

LEASE TERMINATION AGREEMENT

Exhibit "D"

EXTENSION NOTICE LETTER

Daniel H Walker Counsel	direct fax (949) 540-3007 direct line (949) 540-1247 dawalker@ensigngroup.net

September 6, 2007

Health Care Property Investors, Inc.
Health Care Investors III
c/o Jeana Park, Esq.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA 90806-2473

Chicago Title Company
c/o Alan Costley
1201 S. Alma School Rd., Suite 6550
Mesa, AZ 85210-2111

Dear Jeana and Alan,

        As required by Section 1.1 of that certain Agreement of Purchase and Sale and Joint Escrow Instructions, dated August 31, 2007 (the "Purchase Agreement"), notice is hereby given that the Closing Date, as defined in the Purchase Agreement, is extended to December 14th, 2007.

        As discussed with you, Jeana, your expressed willingness to close the transaction prior to December 14th, 2007 on a mutually agreeable date is much appreciated.

        It is great to work with each of you. Please let me know if you have any questions.

Sincerely,
/s/ Daniel H. Walker
Daniel H. Walker Counsel for Ensign Bellflower LLC, Trousdale Health Holdings LLC and Moenium Holdings LLC